Exhibit 10.24

UNITED CONTINENTAL HOLDINGS, INC.

OFFICER TRAVEL POLICY

1. Policy. This document sets forth the terms of the United Continental Holdings, Inc. Officer Travel Policy (the “Policy”), which is for the benefit of the eligible officers of United Continental Holdings, Inc. (the “Company”) and its subsidiaries. The Policy is effective as of October 1, 2010 (the “Effective Date”).

2. Eligibility. An officer of the Company or a subsidiary thereof who has an employment or other agreement with the Company or a subsidiary thereof that provides for such officer’s participation in the Policy (a “Participation Agreement”) shall be eligible to participate in the Policy effective as of the date set forth in such Participation Agreement. Each such eligible officer who participates in the Policy is referred to herein as an “Officer”. To the extent that an Officer’s Participation Agreement includes a benefit or other provision that expressly overrides or is otherwise contrary or inconsistent with the terms of Policy, the terms of such Participation Agreement shall govern and control.

3. Defined Terms. As used in the Policy, the following terms shall have the meanings assigned below:

(i) “affiliates” means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

(ii) “Annual Travel Limit” means an amount granted annually (on a calendar-year basis and effective January 1 of each year) by the Company to each Officer (such amount to be the same for each officer within an officer category and no less than $40,000; provided that, if Flight Benefits are provided to such Officer after such Officer’s termination of employment pursuant to the Officer’s Participation Agreement, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph, be in an amount equal to the amount of the annual grant such Officer received for the year in which such termination of employment occurred), which annual amount shall be adjusted upon any change in the valuation methodology used by the Company to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level for purchases of tickets on the Combined System (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Travel Limit would be increased by 15%), it being acknowledged that such valuation methodology shall not result in a valuation that is greater than as determined by the Company in good faith as being required under applicable tax regulations. In determining any adjustment, the Company shall be entitled to rely on its good faith calculation, as verified by its internal audit department or independent auditors, which calculation will be provided to the Officer upon request. The Company will provide the Officer an annual statement specifying the Annual Travel Limit and will notify the Officer promptly of any adjustments to the Annual Travel Limit described in this subparagraph. Any portion of the Annual Travel Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

(iii) “Annual Gross Up Limit” means an amount granted annually (on a calendar-year basis and effective January 1 of each year) by the Company to each Officer (such amount to be the same for each officer within an officer category and no less than $27,500; provided that, if Flight Benefits described in Section 3(vii)(e) are provided to such Officer after such Officer’s termination of employment pursuant to the Policy, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph, be in an amount equal to the amount of the annual grant such Officer received for the year in which such termination of employment occurred), which amount shall be adjusted upon any change in the valuation methodology used by the Company to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level of tax gross up (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Gross Up Limit would be increased by 15%). In determining any adjustment, the Company shall be entitled to rely on its good faith calculation, as verified by its internal audit department or independent auditors, which calculation will be provided to the Officer upon request. The Company will provide the Officer an annual statement specifying the Annual Gross Up Limit and will notify the Officer promptly of any adjustments to the Annual Gross Up Limit described in this subparagraph. Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value.

(iv) “Code” means the Internal Revenue Code of 1986, as amended.

(v) “Combined System” means (1) flights operated by the Company or any of its subsidiaries, affiliates or any successor or successors thereto and (2) flights operated on behalf of the Company or any of its subsidiaries by any third party under capacity purchase agreements with the Company or any subsidiary of the Company; provided that, unless otherwise communicated to an Officer and subject to clause (2), the Combined System shall not include flights on any other carriers, including, but not limited to, Continental Connection carriers and other alliance/codeshare carriers.

(vi) “Eligible Family Members” means, with respect to each annual benefit year, the Officer’s spouse or travel companion, dependent unmarried children through age 20 and through age 25 if full-time students, and a maximum of two parents (which may be biological or step-parents); provided that, if Flight Benefits are provided to the Officer after the Officer’s termination of employment pursuant to the Officer’s Participation Agreement, then, following such termination of employment, an Eligible Family Member shall not include any individual with respect to whom a benefit described in Section 3(vii)(a) is taxable.

(vii) “Flight Benefits” means (to the extent an Officer is entitled to such benefits under the terms of the Policy) flight benefits on each airline in the Combined System consisting of the following (and such flight benefits shall be provided and construed in accordance with the terms and conditions set forth in the Policy):

(a) space available flight passes (which shall be the highest priority space available flight passes in the case of Officers at or above the level of Senior Vice President), including appropriate flight pass identification cards, for the Officer and the Officer’s Eligible Family Members;

(b) a Universal Air Travel Plan (UATP) card or, in the event of discontinuance of the UATP program, a similar charge card or other authorization mechanism permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (which successor card or mechanism shall be deemed included as appropriate in all references herein to “UATP card”) in the Officer’s name for charging (subject to the restrictions set forth in Section 3(ii)) the purchase of tickets on the Combined System (in any fare class) for travel by the Officer, the Officer’s spouse, the Officer’s family and significant others as determined by the Officer (x) in the case of a Non-Grandfathered Officer, on an annual, calendar-year basis up to the Annual Travel Limit, and (y) in the case of a Grandfathered Officer, up to the amount of any Grandfathered Flight Benefits and, on an annual, calendar-year basis, up to the Annual Travel Limit;

(c) Presidential Platinum Elite OnePass Cards and similar cards good on both United Air Lines, Inc. and Continental Airlines, Inc. (or similar highest category successor frequent flyer cards) in the Officer’s, the Officer’s spouse’s and, in the case of Officers at or above the level of Senior Vice President, the Officer’s children’s names. With respect to Officers at or above the level of Senior Vice President, such cards shall be lifetime membership cards;

(d) a membership for the Officer and the Officer’s spouse and, in the case of Officers at or above the level of Senior Vice President, the Officer’s children in the Company’s Presidents Club and Red Carpet Club, or any successor program (subject to the terms and conditions of membership, including minimum age requirements). With respect to Officers at or above the level of Senior Vice President, such memberships shall be lifetime memberships; and

(e) payment by the Company to the Officer (subject to the provisions of Section 4(iii) and an Officer’s Participation Agreement) of an annual (calendar year) amount up to the Annual Gross Up Limit sufficient to pay, on an after tax basis (i.e., after the payment by the Officer of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from any flight benefits extended to the Officer pursuant to Sections 3(vii)(a) through (d) or otherwise provided as a result of the Officer’s service as an employee of the Company or a subsidiary thereof, and any payment by the Company to the Officer pursuant to this Section 3(vii)(e) shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of the Officer (but not later than the end of the taxable year following the year in which such tax is remitted); provided, however, that, in the case of Officers who were not at or above the level of Senior Vice President as of the day preceding the Effective Date, the amount described in this Section 3(vii)(e) shall be paid only while the individual is an officer of the Company or a subsidiary thereof; and

(f) in the case of a Grandfathered Officer, the Grandfathered Flight Benefits (including the use of the UATP card with respect thereto).

(viii) “Grandfathered Flight Benefits” means a Grandfathered Officer’s accrued but unused “Annual Travel Limit” (which was limited, as of January 1, 2008, to a maximum of $100,000 for an Executive Vice President and to a maximum of $50,000 for a Senior Vice President) and “Annual Gross Up Limit” as determined pursuant to prior employment agreements of the Officer and as reflected on the records of the Company as of the Effective Date (which amounts represent or are less than (1) the Officer’s balances as of December 31, 2004 that were earned and vested as of such date, plus (2) additions to such balances for the period from January 1, 2005 through December 31, 2007 (the right to which were earned and vested as of December 31, 2004), reduced by (3) the portion of such balances used by the Officer on or before the Effective Date), which the Company believes are “grandfathered” under Section 409A of the Code. Grandfathered Flight Benefits shall not include any portion of the annual Flight Benefits provided to the Officer for a calendar year beginning after December 31, 2007, and shall be reduced when and to the extent used by the Officer pursuant to the terms of Section 4.

(ix) “Grandfathered Officer” means an Officer whose Participation Agreement provides that the Officer’s Flight Benefits include Grandfathered Flight Benefits under the Policy.

(x) “Non-Grandfathered Officer” means an Officer who is not a Grandfathered Officer.

4. Flight Benefits.

(i) Scope; Effectiveness. The Policy sets forth the terms and conditions of Flight Benefits provided to an Officer from and after the effective date of the Officer’s participation in the Policy. A Grandfathered Officer’s Grandfathered Flight Benefits shall be used in a calendar year only after the Officer has used the annual Flight Benefits allotted to the Officer for such year and then shall be used in accordance with the terms and conditions of this Section 4. Notwithstanding the foregoing, if an Officer’s Participation Agreement provides the Officer with Flight Benefits following a termination of employment with the Company or a subsidiary thereof, and if the Officer would be subject to additional taxes and interest under Section 409A of the Code if the Officer’s right to use the Officer’s annual allotment of Flight Benefits is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then, during the six-month period following the Officer’s termination of employment, the Officer shall be able to use (a) first, the Officer’s Annual Travel Limit and, if applicable to the Officer, the Officer’s Annual Gross Up Limit that are not part of the Officer’s Grandfathered Flight Benefits, if any, until the time that such benefits used (together with any other miscellaneous separation pay benefits subject to Section 409A of the Code that are provided to the Officer during such period) have an aggregate value equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination of employment occurs, and (b) then, in the case of a Grandfathered Officer, the Officer’s Grandfathered Flight Benefits.

(ii) Restrictions on Use; Consequences of Misuse.

(a) Personal Use Restriction. The Officer agrees that the Flight Benefits are to be used solely for personal reasons and may not be used for business purposes, and that credit availability on the Officer’s UATP card may be suspended if (A) such UATP card is used for business purposes and (B) after receiving written notice from the Company to cease such usage, the Officer continues to use the Officer’s UATP card for any business purposes.

(b) Booking and Ticketing; Accounting; Reimbursement.

(1) No tickets issued on the Combined System in connection with the Flight Benefits may be purchased other than directly from the Company or its subsidiaries or affiliates or any of their successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by the Officer or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.

(2) The Officer shall be responsible for all charges on the Officer’s UATP card in excess of the Annual Travel Limit (and, with respect to a Grandfathered Officer, the Grandfathered Flight Benefits, if available) or that are not for flights on the Combined System. The Officer agrees to reimburse the Company, after receipt of an invoice or other accounting statement, for all charges on the Officer’s UATP card that are not for flights on the Combined System or that are for tickets in excess of the Annual Travel Limit (and, with respect to a Grandfathered Officer, the Grandfathered Flight Benefits, if available) or that violate the restrictions set forth in this Section 4, which reimbursement shall be made promptly (and in any event within 45 days after receipt of such invoice or other accounting statement). The Officer agrees that the credit availability under the Officer’s UATP card may be suspended if the Officer does not timely reimburse the Company as described in the foregoing sentence or if the Officer exceeds the applicable Annual Travel Limit (and, with respect to a Grandfathered Officer, the Grandfathered Flight Benefits, if available); provided, that, immediately upon the Company’s receipt of the Officer’s reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit (and, with respect to a Grandfathered Officer, the Grandfathered Flight Benefits, if available), beginning the next following year and after such reimbursement), the credit availability under the Officer’s UATP card will be restored.

(iii) Imputed Income. The sole cost to the Officer of flights on the Combined System pursuant to use of the Officer’s Flight Benefits will be the imputed income with respect to flights on the Combined System charged on the Officer’s UATP card, or as otherwise required by law, and reported to the Officer as required by applicable law. For purposes of tax reporting of Flight Benefits, it is the practice of the Company to calculate taxable amounts based on the fiscal period commencing November 1 and ending on the following October 31 (for example, Flight Benefits utilized (i.e. “flown”) during the twelve-month period from November 1, 2010 to October 31, 2011 are reported as a taxable benefit for year 2011). The Company shall have sole discretion to change this practice, including if additional reporting tools become available to process Flight

Benefits data or as required by law. With respect to any period for which the Company is obligated to provide the Annual Gross Up Limit, the Officer will provide to the Company, upon request, a calculation or other evidence of the Officer’s marginal tax rate sufficient to permit the Company to calculate accurately the amount to be paid to the Officer. In the case of persons who become Officers after the Effective Date, and in the case of any individual who is an Officer on the Effective Date and with respect to whom the Company or a subsidiary thereof could have, immediately prior to the Effective Date, discontinued providing the benefit described in Section 3(vii)(e) on a prospective basis, the Company shall have sole discretion upon written notice to discontinue providing the benefit described in Section 3(vii)(e), on a prospective basis and as to all Officers at such Officer level, if the Company determines that is in the best interest of the Company to do so.

(iv) Section 409A Matters. It is intended that the Flight Benefits program described in the Policy comply with the limitations and requirements of Section 409A of the Code to the extent applicable, and all provisions herein shall be construed and interpreted in accordance with such intent. If the Company reasonably determines in good faith that any provision of the Policy, when considered individually or in connection with the terms of any other nonqualified deferred compensation plan maintained by the Company or any affiliate of the Company, violates Section 409A of the Code, such provision will not be effected but will instead be interpreted and amended to comply with Section 409A of the Code, and any corrections of operation or administration necessary to comply with Section 409A of the Code shall be implemented; provided, however, that (a) no such interpretation, amendment or correction shall result in the Officer being treated worse than other officers of the Company in the same or a lower officer category than the Officer and (b) the Company may not modify or amend a Grandfathered Officer’s Grandfathered Flight Benefits without the Officer’s prior written consent.

(v) Additional Survivor Benefits for a Grandfathered Officer. This Section 4(v) applies only to Grandfathered Officers. Upon the Grandfathered Officer’s death, in addition to the lifetime benefits provided pursuant to Section 3(vii)(c) and (d), the Officer’s surviving spouse and children will be permitted to continue to use (in the proportions specified in the Officer’s last will and testament or, if not so specified or if the Officer dies intestate, in equal proportions) the Officer’s Flight Benefits as follows:

(a) the Grandfathered Flight Benefits, which shall be limited to only the Officer’s Annual Travel Limit (but only in such amounts as were unused by the Officer at the date of the Officer’s death), which amounts shall be adjusted upon any change in the valuation methodology used by the Company for imputed income for U.S. federal income tax purposes from flights so as to preserve a benefit level for purchase of tickets on the Combined System at least as favorable as the amount available at the date of the Officer’s death; and

(b) an additional travel limit that shall be granted annually on January 1 of each calendar year during the ten calendar year period beginning January 1st of the calendar year following the Officer’s death and ending on December 31st of the year of the tenth anniversary of the Officer’s death (such annual survivor benefit amount to be $15,000 (as of 2008) in the case of Officers at or above the level of Executive Vice

President and $7,500 (as of 2008) in the case of Officers at the Senior Vice President level), which annual amount shall be adjusted upon any change after 2008 in the valuation methodology used by the Company for imputed income from flights for U.S. federal income tax purposes so as to preserve an annual benefit level for purchase of tickets on the Combined System at least as favorable as the benefit in effect on January 1, 2008.

Upon the Grandfathered Officer’s death, the Company shall issue UATP cards in the names of the Officer’s surviving spouse and children, as applicable. An individual’s share of the Grandfathered Flight Benefits described in Section 4(v)(a) shall be used in a calendar year only after such individual has used his or her share of any annual survivor benefit described in Section 4(v)(b). In determining any adjustment pursuant to Sections 4(v)(a) and 4(v)(b), the Company shall be entitled to rely on its good faith calculation as verified by its internal audit department or independent auditors, which calculation will be provided to the Officer’s surviving spouse and children upon request. The Company will provide the Officer’s surviving spouse and children an annual statement specifying the survivor benefit and any adjustments described in this subparagraph. Any portion of the annual survivor benefit described in Section 4(v)(b) that remains unused at the end of the calendar year for which it was awarded shall terminate and be of no further use or value. All restrictions, duties and obligations of the Officer, and all rights of the Company, relating to the Officer’s usage of Flight Benefits contained in the Policy shall be applicable to usage of the Officer’s Flight Benefits by the Officer’s surviving spouse and children, and the provision of such Flight Benefits to the Officer’s surviving spouse and children shall be conditioned upon written acknowledgement of and agreement thereto by the Officer’s surviving spouse and children who may use such Flight Benefits.

(vi) Additional Survivor Benefits for Certain Non-Grandfathered Officers. This Section 4(vi) applies only to Non-Grandfathered Officers who were officers of Continental Airlines, Inc. at or above the level of Senior Vice President as of September 30, 2010. Upon the Officer’s death, in addition to the lifetime benefits provided pursuant to Sections 3(vii)(c) and (d), the Officer’s surviving spouse and children will be permitted to continue to use (in the proportions specified in the Officer’s last will and testament or, if not so specified or if the Officer dies intestate, in equal proportions) an additional travel limit that shall be granted annually on January 1 of each calendar year during the ten calendar year period beginning January 1st of the calendar year following the Officer’s death and ending on December 31st of the year of the tenth anniversary of the Officer’s death (such annual survivor benefit amount to be $15,000 (as of 2008) in the case of Officers at or above the level of Executive Vice President as of September 30, 2010, and $7,500 (as of 2008) in the case of Officers at the Senior Vice President level as of September 30, 2010), which annual amount shall be adjusted upon any change after 2008 in the valuation methodology used by the Company for imputed income from flights for U.S. federal income tax purposes so as to preserve an annual benefit level for purchase of tickets on the Combined System at least as favorable as the benefit in effect on January 1, 2008. Upon the Officer’s death, the Company shall issue UATP cards in the names of the Officer’s surviving spouse and children, as applicable. In determining any adjustment pursuant to the second sentence of this subparagraph, the Company shall be entitled to rely on its good faith calculation as verified by its internal audit department or independent auditors, which calculation will be provided to the Officer’s surviving spouse and children upon request. The Company will provide the Officer’s surviving spouse and children an annual statement specifying the survivor benefit and any adjustments described in this subparagraph. Any portion of the annual survivor benefit described in this subparagraph that remains unused at the end of the calendar year for which it was awarded shall terminate and be of no further use or value. All restrictions, duties and obligations of the Officer, and all rights of the Company, relating to the Officer’s usage of Flight Benefits contained in the Policy shall be applicable to usage of the Officer’s Flight Benefits by the Officer’s surviving spouse and children, and the provision of such Flight Benefits to the Officer’s surviving spouse and children shall be conditioned upon written acknowledgement of and agreement thereto by the Officer’s surviving spouse and children who may use such Flight Benefits.

5. Termination of Employment. For all purposes of the Policy, an Officer shall be considered to have terminated employment with the Company when the Officer incurs a “separation from service” with the Company within the meaning assigned to such term in the Officer’s Participation Agreement for purposes of Section 409A(a)(2)(A)(i) of the Code.

6. Withholding of Taxes. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, foreign and other taxes as may be required pursuant to any law or governmental regulation or ruling.

7. Headings. The section and paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8. Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9. Governing Law. The Policy shall be governed for all purposes by the laws of the State of Illinois.

10. Amendment and Termination. Except to the extent otherwise provided in a Participation Agreement, the Policy may be amended or terminated at any time by the Company’s Board of Directors or an authorized committee thereof.

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